10(D)(2)

AMENDMENT NO. 2

to the

SERVOTRONICS, INC.

2001 LONG-TERM STOCK INCENTIVE PLAN

WHEREAS, Servotronics, Inc. (the “Company”), established the Servotronics, Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”), effective July 3, 2001, and

WHEREAS, the Board of Directors of the Company reserved the right to amend the Plan at any time, provided the amendment does not have an adverse effect on the rights of any participant under any outstanding award or, without the approval of the Company's stockholders, increase the aggregate number of shares for which awards may be granted or decrease the minimum exercise price specified in respect of options or change the class of employees eligible to receive incentive stock options under the Plan, and

WHEREAS, the Board of Directors previously adopted Amendment No. 1 to the Plan, which provides that Optionees can offer to surrender to the Company certain Options in exchange for a payment from the Company; and

WHEREAS, the Company desires to clarify the Options to which Amendment No. 1 applies;  and

WHEREAS, the Board of Directors has approved the amendment of the Plan set forth below;

NOW, THEREFORE, the Plan is hereby amended effective as of January 30, 2008 as follows:

1. The additional paragraph added to the end of Section 6.7 (entitled “Exercise of Options”) by Amendment No. 1 is hereby amended to read as follows, effective as if included in the said Amendment No. 1:

“Each Optionee of Options that are NQSOs granted pursuant to this Plan may, in the Optionee's sole discretion, offer to surrender to the Company some or all of the Optionee's currently exercisable NQSOs in exchange for a payment by Company check not exceeding the aggregate Current Market Value of the Company's Common Stock which would have been issuable on exercise of such  Options offered for surrender, less the aggregate exercise price of such Options, and plus a single transaction fee of $350.  The Company, in its sole discretion, may accept or reject the Optionee's offer.  The Chief Executive Officer of the Company, or any person to whom he delegates this authority, is authorized on behalf of the Company, to accept or reject the Optionee's offer in his or her sole discretion.  If the Company does not accept the Optionee's offer, the Optionee will retain the offered Options, which will remain exercisable according to their terms and, before expiration, may again be offered by Optionee at Optionee's discretion for surrender to the Company by Optionee (if not previously exercised) in accordance with the preceding provisions of this paragraph.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of February 22, 2010, effective as of January 30, 2008..

SERVOTRONICS, INC.

/s/ Dr. Nicholas D. Trbovich, President

By:	Dr. Nicholas D. Trbovich
President